UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 11, 2008

Kraton Polymers LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-123747	94-2805249
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15710 John F. Kennedy Blvd., Suite 300, Houston, Texas		77032
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-504-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2008, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Kraton Polymers LLC (the "Company") approved and adopted the 2008 Incentive Compensation Plan (the "Plan"), including the performance-based criteria by which potential bonus payouts to participants in the Plan ("Participants) will be determined. The Plan is designed to attract, retain, motivate and reward officers, including named executive officers, and certain other employees that have been deemed eligible to participate in the Plan.

For the bonus year that ends December 31, 2008, the Board will establish a common bonus pool based upon EBITDA performance calculations, in accordance with Plan provisions. The potential range for this bonus pool is from zero to $18 million, depending on Company and individual performance factors, including performance criteria to be established by the Committee. The Company's 2008 performance will be the most significant factor in determining the size of the bonus pool. Accordingly, the size of the 2008 bonus pool cannot be predicted at this time.

A Participant's final bonus amount, if any, will be based upon the Participant's base salary multiplied by the Target Bonus Factor, as defined in the Plan. The Target Bonus Factor for certain executive officers is set forth below. For all other Participants, this range will be from 5% to 50%, depending upon job level. For each Participant, the Target Bonus Factor will be modified by factors for individual and Company performance.

The Company has approved the following Target Bonus Factor based on base salary for each of the following executives officers: Mr. Kevin Fogarty, 100%; Mr. David Bradley, 60%; Mr. Richard Ott, 50%; and Mr. Stephen Tremblay, 50%.

Any such bonuses will be paid in cash and the Company expects that such payments, if any, will be made in first quarter 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

February 11, 2008	By:	Stephen W. Duffy

Name: Stephen W. Duffy
Title: Vice President and General Counsel